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CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the Post Effective Amendment No. One to Registration Statement on Form S-8 to Form S-4 filed by MB Financial, Inc. pertaining to the MB Financial, Inc. 1997 Omnibus Incentive Plan, Coal City Corporation 1995 Stock Option Plan, and Avondale Financial Corporation 1995 Stock Option and Incentive Plan of our report dated February 9, 2001, on our audit of the consolidated balance sheets of MB Financial, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ending December 31, 2000, included in the Annual Report on Form 10-K and as amended on Form 10-K/A for the year ended December 31, 2000.

/s/ McGLADREY & PULLEN, LLP
Schaumburg, Illinois
November 19, 2001

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CONSENT OF INDEPENDENT ACCOUNTANTS